Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated March 24, 2026, relating to the consolidated financial statements of Wichita Falls Bancshares, Inc., which comprise the consolidated balance sheets as of December 31, 2025 and 2024, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years ended December 31, 2025, 2024, and 2023, and the related notes to the consolidated financial statements into this Form 8-K.

We also consent to the incorporation by reference of such report in the Registration Statements on Form S-3 (333-289991 and 333-275784) and Form S-8 (333-258588) of Investar Holding Corporation.

/s/ Eide Bailly LLP

Tulsa, Oklahoma

March 30, 2026